U.S. DEPARTMENT OF JUSTICE

                                         Office of the United States Trustee
                                         Southern District of New York
--------------------------------------------------------------------------------
                                         33 Whitehall Street    (212) 510-0500
                                         21st Floor       Fax:  (212) 668-2255
                                         New York, New York  10004



                                 December 21, 2006

VIA TELECOPY AND REGULAR MAIL

David S. Rosner, Esq.
Kasowitz, Benson, Torres & Freidman LLP
1633 Broadway
New York, New York  10019

      Re:   In re Northwest Air1ines Corporation., et al.
            ---------------------------------------------
            Case No. 0517930 (ALG)


Dear Mr. Rosner:

          The United States Trustee has received your initial 1etter dated November 21, 2006 as well as your subsequent letter dated December 8, 2006. We also received your letter dated December 14, 2006, which you asked this office to consider, after you had an opportunity to review the positions taken by the Debtors and the Official Committee of Unsecured Creditors (the "Committee") in their respective response to this office's inquiry regarding the issue of an appointment of an equity committee. This letter responds to your letters insofar as they request that an equity committee be formed in the above-referenced cases. In considering your request, as noted above, the United States Trustee sought, and received, input from counsel to the Debtors and counsel to the Committee regarding the solvency of the Debtors and the propriety of the appointment of an equity committee in these cases.

          Courts in this district have held that the appointment of an equity committee should be the rare exception, and should not be appointed unless equity holders establish that (i) strict application of the absolute priority rule, and (ii) they are unable to represent their interest in the bankruptcy case without an official committee. SEE IN RE WILLIAMS COMMUNICATIONS GROUP, INC. AND CG AUSTRIA, INC., 281 B.R. 216, 223 (Bankr. S.D.N.Y. 2002). Accordingly, after careful consideration and ana1ys of your request, the United States Trustee declines to appoint an equity committee at this time.

David S. Rosner, Esq.
December 21, 2006
Page 2


          Should the circumstances of this case change, please do not hesitate to contact us. Thank you.


                                          Very truly yours,

                                          DIANA G. ADAMS
                                          ACTING UNITED STATES TRUSTEE

                                          By: /s/ Brian S. Masumoto
                                              ----------------------------------
                                              Brian S. Masumoto
                                              Attorney


cc:   Bruce R. Zirinsky, Esq.
      Scott L. Hazan, Esq.